As filed with the Securities and Exchange Commission on July 17, 2014	Registration No. 333-130544

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ASTORIA FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	11-3170868
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Astoria Bank Plaza, Lake Success, NY	11042-1085
(Address of Principal Executive Offices)	(Zip Code)

2005 Re-designated, Amended and Restated Stock Incentive Plan for Officers and Employees of Astoria Financial Corporation
(Full title of the plan)

David J. DeBaun, Esq.

First Vice President and General Counsel

Astoria Financial Corporation

One Jericho Plaza, Suite 304

Jericho, NY 11753

(Name and address of agent for service)

(516) 282-3945

(Telephone number, including area code, of agent for service)

Copies to:

Robert C. Azarow, Esq.

Arnold & Porter LLP

399 Park Avenue

New York, NY 10022

(212) 715-1336

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-130544) (the “Original Registration Statement”) filed by Astoria Financial Corporation (the “Registrant”) on December 21, 2005 pursuant to which the Registrant registered 5,250,000 shares of its common stock for issuance pursuant to the 2005 Re-designated, Amended and Restated Stock Incentive Plan for Officers and Employees of Astoria Financial Corporation (the “2005 Plan”), and 4,742,075 of such shares of the Registrant’s common stock have been issued under the 2005 Plan. On May 21, 2014 (the “Effective Date”), the shareholders of the Registrant approved the 2014 Amended and Restated Stock Incentive Plan for Officers and Employees of Astoria Financial Corporation (the “2014 Plan”) as an amendment and restatement of the 2005 Plan. The 2014 Plan authorizes the issuance of 3,250,000 shares of the Registrant’s common stock in satisfaction of grants or awards made on and after the Effective Date (the “New Shares”). In addition, immediately prior to the Effective Date, there were 507,925 shares remaining available for issuance under the 2005 Plan (the “Carryover Shares”), and such shares have also been authorized for issuance pursuant to the 2014 Plan, and may no longer be issued under the 2005 Plan. Pursuant to the undertaking in the Original Registration Statement, the Registrant is filing this Post-Effective Amendment No. 1 to the Original Registration Statement to deregister the Carryover Shares under the Original Registration Statement. Concurrently with the filing of this Post-Effective Amendment No. 1, the Registrant is filing a new Registration Statement on Form S-8 to register the New Shares and the Carryover Shares.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Success, New York, on July 17, 2014.

Astoria Financial Corporation

/s/ Monte N. Redman
Monte N. Redman
President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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